Exhibit 10.1

LINE OF CREDIT PROMISSORY NOTE

$30,000,000.00	Indianapolis, Indiana

August  17, 2017

For value received, IMPAC MORTGAGE CORP., a California corporation, having its principal office at 19500 Jamboree Road, Irvine, California  92612, Attention:  Kathy J. Hancock (hereinafter referred to as “Maker”), unconditionally promises to pay to the order of MERCHANTS BANK OF INDIANA having its principal banking office at 11555 N. Meridian Street, Suite 400, Carmel, Indiana 46032, Attention:  Michael J. Dunlap (hereinafter referred to as “Lender”), at Lender’s principal banking office or at such other place or to such other party as the holder hereof may from time to time designate, the principal sum of Thirty Million and 00/100 Dollars ($30,000,000.00), or so much thereof as shall from time to time be advanced by Lender to or for the benefit of Maker hereunder, with interest on the principal balance advanced from time to time remaining unpaid from the date hereof at a rate per annum (based upon a year of 360 days and actual days elapsed) equal to the rate from time to time announced by the Wall Street Journal as the “One Month LIBOR”, plus four hundred (400) basis points with changes in the interest rate hereunder to take effect on the same day as each change in such One Month LIBOR takes effect.

TERMS, PROVISIONS AND CONDITIONS

1.                                      Advances.                                       Provided that Maker has timely submitted to Lender Maker’s quarterly financial reports, including without limitation a detailed independent appraised valuation indicating in the opinion of value the estimated liquidation value  of the Servicing Contract Rights defined as the indivisible, conditional, non-delegable right of Maker to service mortgage loans (collectively, the “Freddie Mac Loans”) owned or guaranteed by the Federal Home Loan Mortgage Corporation (“Freddie Mac”), pursuant to the Freddie Mac Single-Family Seller/Servicer Guide, as it may be amended from time to time (the “Freddie Mac Guide”) and the Purchase Documents (as such term is defined in the Freddie Mac Guide), in a non-distressed or liquidation sale (together with all additions and accessions thereto, replacements and substitutions therefor, products thereof and proceeds therefrom, herein referred to collectively as the “Pledged Mortgage Servicing Rights”), Lender shall make an advance to Maker of funds available under this line of credit up to the lesser of (i) Thirty Million and 00/100 Dollars ($30,000,000.00), or (ii) fifty-five percent (55%) of the lesser of the reported book or appraised valuation of the

Pledged Mortgage Servicing Rights as set forth in the quarterly reports of Maker issued immediately preceding the date that Lender makes any such advance of funds to Maker. The independent appraised valuation of the Pledged Mortgage Servicing Rights must be prepared in a manner and by an independent firm engaged in business of the valuation of mortgage servicing rights acceptable to the Lender in its sole reasonable discretion.  For the avoidance of doubt, the Pledged Mortgage Servicing Rights do not include Maker’s rights to servicing advance reimbursements due from Freddie Mac.

2.                                      Payments.                                       Principal and interest shall be payable as follows:

(i)                                     Commencing on the fifteenth (15th) day of the first calendar month following the calendar month in which the first advance is made hereunder and continuing on the fifteenth (15th) day of each succeeding calendar month thereafter, accrued and unpaid interest shall be due and payable for the immediately preceding calendar month.  In the event that the fifteenth (15th) day of a calendar month is not a business day, the payment shall be due on the immediately succeeding business day;

(ii)                                  On or before July 31, 2018, the entire unpaid principal balance and all accrued and unpaid interest shall be due and payable unless otherwise renewed pursuant to paragraph 2(iii) below; and

(iii)                               This promissory note shall automatically renew for consecutive one year terms unless Lender provides Maker not less than one hundred fifty (150) days prior notice of its intent not to renew.

3.                                      Costs of Collection and Default Rate of Interest. In addition, Maker shall pay to the holder hereof (a) reasonable attorneys’ fees incurred by the holder in the protection of any security for this Note or the collection of any indebtedness evidenced hereby, (b) costs of collection and (c) during any period in which a default exists hereunder and/or any period of delinquency on any amounts not paid when due, interest at a rate per annum equal to four percent (4%) above the rate otherwise in effect.

4.                                      Late Charge. Maker shall pay a “late charge” for the purpose of defraying expense incident to handling any monthly installment of interest and/or principal, or portion thereof, referred to above not paid within ten (10) days after the date when first due at the rate of five cents (5¢) for each dollar ($1.00) so overdue with a minimum charge of Twenty-Five and no/100 Dollars ($25.00) and an additional “late charge” for purposes of defraying expense incident to handling on the first day of each successive calendar month thereafter at the rate of five cents (5¢) for each dollar ($1.00) so overdue with a minimum of Twenty-Five and no/100 Dollars ($25.00) per month until any such installment, or portion thereof, has been paid in full. Nothing herein contained shall be construed as a waiver by the holder of this Note of its option to declare a default if any payment of any installment of interest and/or principal, or portion thereof, is not made when due, and the assessment of a late charge shall not affect the right of the holder of this Note to increase the rate of interest as herein provided on all amounts not paid when due.

5.                                      Valuation and Appraisement Laws. All principal, interest and other amounts payable under or with respect to this Note shall be payable without relief from valuation and appraisement laws.

6.                                      Application of Payments. Each payment hereunder shall be applied to the payment of accrued and unpaid interest and to the reduction of the principal balance in the order and in the amounts specified herein; provided that in the event that such order and in the applicable of such amounts is not specified herein, then such payment shall be applied as the holder of this Note shall determine, in its sole discretion. Interest shall be computed on the basis of a three hundred sixty (360)-day year applied to the actual number of days in each interest-payment period.

7.                                      Security.

(a)                                 This Note shall be entitled to the benefits of, and is secured by, that certain Continuing Guaranty executed by Integrated Real Estate Service Corp. (the “Guarantor”) in favor of Lender (the “Guaranty”).

(b)                                 This Note shall be entitled to the benefits of, and is secured by a security interest in, Maker’s rights to the Pledged Mortgage Servicing Rights with respect to the Freddie Mac Loans which rights are hereby granted by Maker in favor of Lender and which shall be evidenced by a Uniform Commercial Code financing statement to be filed by Lender with the office of the Secretary of State of California, as hereinafter amended or renewed, and other security agreements or documents, as from time to time amended or modified, executed in favor Lender in connection with this Note (the “Financing Statement”).  Maker and Lender hereby agree that the Financing Statement shall be amended as needed to incorporate Freddie Mac requirements as applicable.  Without limiting the generality of the preceding sentence, each Financing Statement shall contain the following statement: “Notwithstanding anything to the contrary herein, the security interest publicized or perfected by this financing statement is subject and subordinate in each and every respect (a) to all rights, powers and prerogatives of the Federal Home Loan Mortgage Corporation (“Freddie Mac”) under and in connection with the Purchase Documents, as that term is defined in the Freddie Mac Single-Family Seller/Servicer Guide, as it may be amended from time to time, which rights include, without limitation, the right of Freddie Mac to disqualify (in whole or in part) the debtor named herein as an approved Freddie Mac Seller/Servicer, with or without cause, and the right to terminate (in whole or in part) the unitary, indivisible master servicing contract and to transfer and sell all or any portion of said servicing contract rights, as provided in the Purchase Documents; and (b) to all claims of Freddie Mac arising out of or relating to any and all breaches, defaults and outstanding obligations of the debtor to Freddie Mac.”

(c) The foregoing security interests shall be recognized by Freddie Mac in the form of the typical agreements utilized by Freddie Mac (an “Acknowledgement Agreement”). The Acknowledgement Agreement shall be executed by Freddie Mac prior to an advance by the Lender with respect to the Pledged Mortgage Servicing Rights.    Notwithstanding anything to the contrary contained herein, in no event shall this Note be secured by the servicing income or servicing rights with respect to any other mortgage loans that are not the subject of an Acknowledgment Agreement with Freddie Mac.

(d)                                 Lender acknowledges and agrees that the foregoing pledge by Maker of the Pledged Mortgage Servicing Rights with respect to the Freddie Mac Loans is subject to the implementing regulations governing the applicable Freddie Mac programs and guidelines (and to the Freddie Mac Guide and the Purchase Documents (as such term is defined in the Freddie Mac Guide).  Lender further acknowledges and agrees that:

(i)                                      Maker is entitled to servicing income with respect to a given pool or loan package only so long as it maintains its approved Seller/Servicer status with respect to Freddie Mac;

(ii)                                  upon Maker’s loss of its Seller/Servicer status, Lender’s rights to any servicing income derived from the Pledge Mortgage Servicing Rights related to a given Freddie Mac Loan also terminate; and

(iii)                               the foregoing pledge of the Pledged Mortgage Servicing Rights conveys no right (such as a right to become a substitute servicer or issuer) that is not specifically provided for in the Freddie Mac guidelines and Acknowledgment Agreement.

8.                                      Covenants.

(a)                                 Maker shall cooperate with Lender and its representatives in any review or inspection by Lender of Freddie Mac Loans with respect to which the Pledged Mortgage Servicing Rights are pledged hereunder or the property subject to any mortgage, and make available to such person for copying or otherwise, any books and records relating to such Freddie Mac Loans or Pledged Mortgage Servicing Rights as well as the appropriate employees of the Maker for the purpose of discussing the same, all at such times during business hours as may be reasonably requested by Lender.

(b)                                 Maker shall not do anything or permit any action, directly or indirectly, which may result in a negative designation from Freddie Mac or any other governing agency, including without limitation, anything which could result in the Maker being debarred or placed on a watch-list.

(c)                                  Maker shall deliver to Lender:

(i)                                     within 45 days after the end of each calendar quarter, a balance sheet of Maker as of the end of such quarter and a statement of operations and sources and application of funds of the Maker for that quarter, all such statements to be prepared in accordance with generally accepted accounting principles or other commercially reasonable methods consistently applied and certified by the Maker’s chief financial officer to present fairly in all material respects (but without footnotes and subject to usual year-end adjustments) the financial position, results of operations and changes in financial position of Maker for each of such periods;

(ii)                                  within 90 days after the end of each fiscal year a balance sheet of Maker as of the end of such year, setting forth the assets, liabilities, income, expense and contingent liabilities and a statement of operations and sources and application of funds of Maker for such year setting forth in each case in comparative form the figures for the previous fiscal year, which shall be in reasonable detail and prepared in accordance with generally accepted accounting principles consistently applied, shall have been audited by independent certified public accountants of recognized standing in accordance with generally accepted auditing standards and shall be accompanied by a certificate of such accountants stating that their audit has been made in accordance with generally accepted auditing standards and that in their opinion such statements fairly present the financial position, results of operations and changes in financial position of Maker and its subsidiaries in accordance with generally accepted accounting principles consistently applied;

(iii)                               within 90 days after the end of each calendar year financial statements for the Guarantor as of the end of such year setting forth assets, liabilities and contingent liabilities all in a form reasonably acceptable to Lender;

(iv)                              within 10 days after the filing deadline (taking into account any extensions properly filed), copies of all state income tax returns for Maker;

(v)                                 all other information and reports required under the provisions of this Note and such other data and information in such detail as may from time to time be reasonably requested by Lender.

(c)                                  Maker covenants and agrees that at all times hereunder Maker shall have an Adjusted Tangible Net Worth of at least Fifty Million and 00/100 Dollars ($50,000,000.00) (“Net Worth Requirement”).

(d)                                 Maker covenants and agrees that at all times hereunder Guarantor shall have an Adjusted Tangible Net Worth of at least Thirty Million and 00/100 Dollars ($30,000,000.00) (“Guarantor Net Worth Requirement”).

(e)                                  Maker shall not permit Maker’s Leverage Ratio at any time to exceed 15:1. For the purposes hereof, “Leverage Ratio” shall mean the ratio of Maker’s debt for borrowed money to its Adjusted Tangible Net Worth.

(f)                                   Maker shall remain in good standing with Freddie Mac.

9.                                      Events of Default. All of the indebtedness evidenced by this Note and remaining unpaid shall, at the option of the holder and without demand or notice, become immediately due and payable upon the occurrence of any of the following (each of which shall constitute an event of default hereunder):

(i)            a failure by Maker to make the payments required by this Note when due, which failure is not cured within three (3) business days following notice by Lender to Maker;

(ii)           a default under or a failure to comply in any material respect with any of the terms, provisions, conditions, agreements or covenants of this Note which remains uncured for ten (10) business days after written notice from Lender to Maker;

(iii)          a default or failure to comply in any material respect with any of the terms, provisions, conditions, agreements or covenants of any other agreement between Lender and Maker or by Maker in favor of Lender, including without limitation under that certain Master Participation Agreement dated April 22, 2015, as amended or restated, which remains uncured beyond any applicable notice requirements and cure periods, if any, contained in such agreement; and

(iv)          (1) The Maker files a voluntary petition under any of the provisions of the U.S. bankruptcy code or any similar U.S. bankruptcy law; or (2) Maker is the subject of an involuntary petition under any of the provisions of the U.S. bankruptcy code, or any similar U.S. bankruptcy law, which petition has not been dismissed within one hundred twenty (120) days after the date of its filing; or (3) Maker files a voluntary application for, or for the appointment of, a receiver or custodian for its business.

10.                               Waiver and Consent. Presentment, notice of dishonor and demand, protest and diligence in collection and bringing suit are hereby severally waived by Maker and each endorser or guarantor, each of whom consents that the time for the payment of this Note, or of any installment hereunder, may be extended from time to time without notice by the holder.

11.                               No Waiver. No waiver of any default or failure or delay to exercise any right or remedy by the holder of this Note shall operate as a waiver of any other default or of the same default in the future or as a waiver of any right or remedy with respect to the same or any other occurrence.

12.                               Prepayment. Maker may prepay all or any portion of the principal amount outstanding under this Note at any time and from time to time without penalty.

13.                               Usury Laws. It is the intention of the parties hereto to comply strictly with all applicable usury laws. Accordingly, in no event and upon no contingency shall the holder be entitled to receive, collect or apply as interest any interest, fees, charges or other payments equivalent to interest in excess of the amount which may be charged from time to time under applicable law. In the event that the holder of this Note ever receives, collects or applies as interest any such excess, then immediately upon becoming aware of such receipt, collection or application, the holder shall notify Maker of the usurious overcharge and refund to Maker the amount of any overcharge taken, plus interest on the overcharge taken at the rate in effect under this Note or at the maximum lawful rate, whichever is less, at the time the usurious interest rate was taken, and make whatever adjustments in this Note as are necessary to insure that Maker will not be required to pay any further interest in excess of the amount permitted under applicable law. Maker shall not institute any action or file any defense based upon the charging or collecting of usurious interest hereunder unless (i) Maker shall give the holder written notice of an intent to do so and (ii) the holder shall fail to comply with the terms hereof, by notification and refund to Maker and making necessary adjustments as aforesaid, within fifteen (15) days after receipt by the holder of such written notice from Maker. The provisions of this Section shall be given precedence over any other provision contained herein or in any other agreement between the parties hereto that is in conflict with the provisions of this Section.

14.                               Loan Fees. In addition to all of the terms and conditions to be performed by Maker under this Note, Maker shall reimburse Lender upon demand for all costs and expenses, including without limitation reasonable attorneys’ fees, incurred by it in connection with the loan evidenced by this Note (excluding ordinary business overhead and any loss, damage or claim resulting from the Lender’s gross negligence or willful misconduct).

15.                               Waiver of Trial by Jury. Maker hereby agrees that any suit, action or proceeding, whether a claim or counterclaim, brought or instituted by any party on or with respect to this Note or any other document executed in connection herewith or which in any way relates, directly or indirectly to any event, transaction or occurrence arising out of or in any way connected with this Note or the dealings of the parties with respect thereto, shall be tried only by a court and not by a jury. MAKER AND LENDER BY ACCEPTANCE HEREOF HEREBY EXPRESSLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION OR PROCEEDING. Maker acknowledges that Maker may have a right to a trial by jury in any such suit, action or proceeding and that Maker hereby is knowingly, intentionally and voluntarily waiving any such right. Maker further acknowledges and agrees that this Section is material to this Note and that adequate consideration has been given by Lender and received by Maker in exchange for the waiver made by Maker pursuant to this Section.

16.                               Notices. Any written notice permitted or required hereunder shall be effective when received, certified or registered United States mail, postage prepaid, return receipt requested, at the applicable address specified above or at such other addresses  as may be specified such party by notice hereunder.

17.                               Legal Tender. This Note is negotiable and is payable in lawful money of the United States of America which shall be legal tender in payment of all debts and dues, public and private, at the time of payment.

18.                               Successors and Assigns. The obligations of Maker hereunder shall be binding upon Maker and its successors, assigns and legal representatives and shall inure to the benefit of Lender and Lender’s participants’ respective successors, assigns, and legal representatives.

19.                               Governing Law. This Note is delivered to Lender in the State of Indiana and is executed under and shall be governed by and construed in accordance with the laws of the State of Indiana.

20.                               Invalidity of any Provision. If any provision (or portion thereof) of this Note or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, then the remainder of this Note or the application of such provision (or portion thereof) to any other person or circumstance shall be valid and enforceable to the fullest extent permitted by law.

21.                               Captions. The captions or headings herein have been inserted solely for the convenience of reference and in no way define, limit or describe the scope or substance of any provision of this Note.

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IN WITNESS WHEREOF, Maker has caused this Note to be executed by its duly authorized officers effective as of the day and the year first above written.

IMPAC MORTGAGE CORP.,
a California corporation

By:
Name:
Title: